Exhibit 10.34

To Be Used With Employment Agreement

Non-Qualified Stock Option Agreement under
Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”), and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan; and

WHEREAS, the Participant and the Company agree that this Award is in full satisfaction of the stock option awards to be granted to the Participant pursuant to paragraph 7(a) of the employment agreement between the Company and the Participant dated April 28, 2004;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Participant” is                             .

(b)                                 The “Grant Date” is                                                                             .

(c)                                  The number of “Covered Shares” shall be                         shares of Stock.

(d)                                 The “Exercise Price” is $                 per share.

Other words and phrases used in this Agreement are defined pursuant to paragraph 17 or elsewhere in this Agreement.

2. Non-Qualified Stock Option. This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3. Date of Exercise. Subject to the limitations of this Agreement, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule (but only if the Date of Termination has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	One year anniversary of the Grant Date
1/3 of Covered Shares	Two year anniversary of the Grant Date
1/3 of Covered Shares	Three year anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become vested and exercisable as follows:

(a)                                  The Option shall become fully exercisable upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death or Disability.

(b)                                 The Option shall become fully exercisable upon a Change in Control that occurs on or before the Date of Termination.

(c)                                  If the Option is not fully exercisable upon the Participant’s Date of Termination, and the Participant’s Date of Termination occurs because of Retirement, the Participant shall be treated as though employed by the Company and Subsidiaries after the Participant’s actual Date of Termination until the Vesting Date has occurred with respect to all of the Covered Shares.

(d)                                 If the Option is not fully exercisable upon the Participant’s Date of Termination, and the Participant’s Date of Termination occurs by virtue of a Termination Without Cause, then for purposes of applying the foregoing vesting schedule, and for purposes of determining the Expiration Date of the Option, the Participant shall be treated as though employed by the Company and Subsidiaries after the Participant’s actual Date of Termination until the later of the date on which the Participant ceases receiving severance payments under the Employment Agreement or the date on which the term of the Employment Agreement ends. A notice of termination shall be deemed to constitute a notice of non-renewal of the Employment Agreement term under the provisions of the Employment Agreement to be effective as of the earliest date permitted under the Employment Agreement. The terms “Cause” and “Terminated Without Cause” shall be defined as set forth in the Employment Agreement. Notwithstanding the foregoing, if the Executive’s employment is Terminated without Cause, the provisions of this paragraph (d) shall apply only if the Executive executes and returns to the Company a general release and waiver of all claims against the Company as required under the Employment Agreement.

Subject to paragraphs (c) and (d) above, the Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares for which it was exercisable immediately prior to (or became exercisable on) the Date of Termination. Notwithstanding the foregoing provisions of this paragraph 3, as of the Participant’s Date of Termination for Cause, the Option shall be canceled as to any Covered Shares as to which it has not previously been exercised.

4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Grant Date;

(b)                                 if the Participant’s Date of Termination occurs by reason of death or Disability, the three-year anniversary of such Date of Termination;

(c)                                  if the Participant’s Date of Termination occurs for Cause, the Date of Termination;

(d)                                 if the Participant’s Date of Termination occurs because of Retirement or because of a Termination Without Cause, the ten-year anniversary of the Grant Date; or

(e)                                  if the Participant’s Date of Termination occurs for any reason other than those listed in subparagraph (b), (c) or (d) of this paragraph 4, the 90 day anniversary of such Date of Termination.

Notwithstanding the foregoing provisions of this paragraph 4, if a Change in Control occurs on or before the Participant’s Date of Termination, the Expiration Date shall be the ten-year anniversary of the Grant Date.

5. Method of Option Exercise. Subject to this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

7. Transferability. Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

8. Cancellation and Rescission of Options.

(a)                                  The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Option at any time if the Participant engages in any “Detrimental Activity.”

(b)                                 Upon exercise of the Option, the Participant shall certify, to the extent provided by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Detrimental Activity. In the event a Participant has engaged in any Detrimental Activity prior to, or during the six months after, any exercise of the Option, such exercise may be rescinded by the Committee within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the rescinded exercise, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.

9. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may conclude that the Participant is not in compliance with such requirements.

11. Plan Governs. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

15. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

16. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

17. Definitions. For purposes of this Agreement, words and phrases shall be defined as follows:

(a)                                  Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.

(b)                                 Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and

Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(c)                                  Detrimental Activity. The term “Detrimental Activity” shall mean (i) a violation of paragraph 11 of the Employment Agreement (relating to competition) during the period in which such activity is prohibited under the Employment Agreement; or (ii) a violation of paragraph 12 of the Employment Agreement (relating to confidentiality).

(d)                                 Director. The term “Director” means a member of the Board of Directors of Assured Guaranty Ltd., who may or may not be an employee of the Company or a Subsidiary.

(e)                                  Disability. The Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(f)                                    Employment Agreement. “Employment Agreement” shall mean the agreement between the Participant and the Company dated April 28, 2004 or any successor agreement thereto.

(g)                                 Retirement. “Retirement” of a Participant shall mean with respect to an employee of the Company or a Subsidiary, the occurrence of a Participant’s Date of Termination after the Participant has completed three years of service and attained age 55. For purposes of this definition, years of service shall be determined in accordance with rules established by the Committee, and shall take into account service with the Company and its Subsidiaries, as well as service with ACE Limited and its subsidiaries occurring prior to the initial public offering of stock of the Company.

(h)                                 Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:
Its:

Participant